Exhibit (c)(3)

Preliminary Draft – Confidential Valuation Dashboard Overview of the Proposed Consideration 1 ($ in millions, except per unit amounts) Proposed Consideration $17.30 Total Units Outstanding (MM) 34.9 Resulting WPT Equity Value $603.1 WPT Net Debt 1 (8.9) Transaction Value $594.2 Offer Price $16.80 $17.00 $17.30 Implied Transaction Value $576.7 $583.7 $594.2 Premium Unaffected Price: March 31,2017 $16.27 3.3% 4.5% 6.3% 10-Day VWAP 16.22 3.6% 4.8% 6.7% 20-Day VWAP 16.36 2.7% 3.9% 5.8% 30-Day VWAP 16.48 2.0% 3.2% 5.0% Transaction Value / EBITDA (WPT Financial Projections) 2017E $59.8 9.6x 9.8x 9.9x 2018E 60.1 9.6 9.7 9.9 2019E 61.8 9.3 9.4 9.6 Transaction Value / EBITDA (IBES Consensus Estimates) 2017E $65.1 8.9x 9.0x 9.1x 2018E 65.4 8.8 8.9 9.1 Source : FactSet, Partnership filings and WPT management 1. As of March 31, 2017